Exhibit 23

                    TURNER, JONES AND ASSOCIATES, p.c.
                      Certified Public Accountants
                   108 Center Street, North, 2nd Floor
                      Vienna, Virginia 22180-5769


As independent auditors of WasteMasters, Inc., we hereby consent to the incorporation of our report dated May 18, 2001, relating to the consolidated balance sheet of WasteMasters, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2000 and 1999 in the Form 10-KSB of WasteMasters, Inc. for the year ended December 31, 2000.

/s/ Turner, Jones and Associates, p.c.
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Vienna, Virginia
May 25, 2001